Exhibit 99.1

ThermoGenesis Holdings Announces Year End 2021 Financial Results and Provides Corporate Update

Company Signs License Agreement With Boyalife Genomics and will Form TG Biosynthesis Division to Operate as CDMO for Cell and Cell-Based Gene Therapies

Leases 35,475 SF To Be Built-Out as cGMP Compliant Facility in Sacramento

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., March 28, 2022 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the year ended December 31, 2021 and provided a corporate strategic update on activities related to the development of a new CDMO cell therapy manufacturing division, TG Biosynthesis.

On March 24, 2022, the Company entered into a License and Technology Access Agreement with Boyalife Genomics Tianjin Ltd. (Boyalife Genomics), a China-based contract development and manufacturing organization (CDMO) and an affiliate of ThermoGenesis’ Chairman and Chief Executive Officer, Chris Xu, Ph.D., providing a U.S. license to certain existing and future know-how and other intellectual property relating to cell manufacturing and related processes. The Company plans to develop and operate the CDMO cell therapy manufacturing business through a newly formed division named TG Biosynthesis.

Under terms of the agreement, the Company will pay to Boyalife Genomics a running royalty of 7.5% of its annual net sales of products and services that are covered by one of more Boyalife Genomics’ granted U.S. patents and a royalty of 5.0% of other products and services covered by other licensed intellectual property. Additionally, on March 24, 2022, ThermoGenesis entered into a Lease Agreement with Z3 Investment LLC, another affiliate of the Company’s Chairman and CEO, beginning April 1, 2022, for approximately 35,475 square feet of laboratory and office space in Sacramento, California. The space will be built-out to create a state-of-the-art, current good manufacturing practice (cGMP) compliant facility with 12 cGMP clean room suites.

“Cell therapies have become the ’next pillar’ of medicine, and we plan to leverage our unique and proprietary automated and semi-automated cell processing technologies, including the CAR-TXpress™ platform, to expand from a device company to one focused on providing world-class CDMO services,” stated Dr. Xu. “We are eager to begin this process, with the intent that our new, TG Biosynthesis division will combine our existing in-house expertise and technology with that obtained through our license agreement, to develop a proprietary cell manufacturing platform – providing valuable solutions for clients with therapeutic candidates in various stages of development.”

Dr. Xu continued, “By the end of 2021, the U.S. Food and Drug Administration had approved five CAR-T therapies for various forms of blood cancers, and, globally, there were over 1,200 registered CAR-T cell related clinical trials underway, targeting a variety of blood and solid tumors. One of the major issues with moving cell therapy products from “bench to bedside” has been manufacturing bottlenecks. Given the sheer volume of ongoing clinical trials in the field, the high manufacturing costs and serious capacity limitations of current CDMO services, there remains a serious unmet need to bring these lifesaving therapies to market. Our high efficiency, semi-automated CAR-TXpress platform has been shown to meaningfully decrease cell selection time while significantly reducing the manufacturing costs associated with CAR-T and other cell therapies. We are excited about the prospects for the new, TG Biosynthesis division and anticipate launching our CDMO services to customers in late 2022.”

Financial Results for the Year Ended December 31, 2021

Net revenues. Net revenues for the year ended December 31, 2021, were $9.3 million, compared to $9.7 million for the year ended December 31, 2020, a decrease of approximately $0.5 million or 5%. The decrease was driven by CAR-TXpress revenues which decreased by $0.5 million and other revenues which decreased by $0.2 million. These decreases were offset by an increase of $0.3 million in BioArchive revenues, driven by service revenue and $0.2 million in sales of AXP, driven by increased sales to the Company’s distributor in China.

Gross profit. Gross profit for the year ended December 31, 2021, was $3.5 million, or 38% of net revenue, compared to $1.3 million, or 13% of net revenues, for the year ended December 31, 2020, an increase of $2.2 million or 177%. The increase was primarily due to lower inventory reserves in the year ended December 31, 2021 as compared to 2020.

Selling, general and administrative expenses. Selling, general and administrative expenses were $8.5 million for the year ended December 31, 2021, as compared to $7.7 million for the year ended December 31, 2020, an increase of $0.8 million or 11%. The increase was driven by stock compensation expense and consulting expenses, offset by lower legal, patent and information technology related expenses.

Research and development expenses. Research and development expenses were $2.2 million for the year ended December 31, 2021, compared to $2.5 million for the year ended December 31, 2020, a decrease of $0.3 million or 11%. The decrease was driven by lower salaries and benefits, offset by an increase stock compensation expense.

Interest Expense. Interest expense decreased to $6.1 million for the year ended December 31, 2021 as compared to $7.9 million for the year ended December 31, 2020, a difference of $1.8 million. The decrease was driven by lower interest expense related to the unamortized debt discount of the beneficial conversion feature associated with the Revolving Credit Agreement with Boyalife Asset Holding II, Inc.

Gain on Extinguishment of Debt. The Company recorded a gain of extinguishment of debt of $652,000 for the year ended December 31, 2021 as compared to $0 for the year ended December 31, 2020, related to the principal and accrued interest for the PPP Loan the Company received in 2020, which was forgiven in the first quarter of 2021.

Net loss. For the year ended December 31, 2021, the Company reported a comprehensive loss attributable to common stockholders of $11.4 million, or ($0.96) per share, based on approximately 11.8 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $16.3 million, or ($2.60) per share, based on approximately 6.3 million weighted average basic and diluted common shares outstanding for the year ended December 31, 2020.

Liquidity and Capital Resources. At December 31, 2021, the Company had cash and cash equivalents totaling $7.3 million, compared with $7.2 million at December 31, 2020. Working capital was $8.6 million at December 31, 2021, as compared to $9.2 million at December 31, 2020.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2021.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$7,280,000	$7,161,000
Accounts receivable, net	733,000	1,382,000
Inventories	5,373,000	5,877,000
Prepaid expenses and other current assets	1,578,000	878,000
Total current assets	14,964,000	15,298,000

Inventories, non-current	1,709,000	1,221,000
Equipment and leasehold improvements, net	1,261,000	1,424,000
Right-of-use operating lease assets, net	571,000	730,000
Goodwill	781,000	781,000
Intangible assets, net	1,318,000	1,358,000
Other assets	48,000	48,000
Total assets	$20,652,000	$20,860,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,280,000	$1,366,000
Other current liabilities	5,068,000	4,777,000
Total current liabilities	6,348,000	6,143,000

Long-term liabilities	10,907,000	8,847,000

Total ThermoGenesis Holdings, Inc. stockholders’ equity	3,828,000	5,800,000

Noncontrolling interests	(431,000)	70,000
Total liabilities and equity	$20,652,000	$20,860,000

ThermoGenesis Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Year Ended December 31,
	2021	2020

Net revenues	$9,294,000	$9,744,000
Cost of revenues	5,801,000	8,485,000
Gross profit	3,493,000	1,259,000

Expenses:
Selling, general and administrative	8,515,000	7,677,000
Research and development	2,209,000	2,477,000
Total operating expenses	10,724,000	10,154,000

Loss from operations	(7,231,000)	(8,895,000)

Other income (expense):
Interest expense	(6,103,000)	(7,908,000)
Gain on extinguishment of debt	652,000	--
Employee retention tax credit and other income/(expense)	802,000	(8,000)
Total other income (expense)	(4,649,000)	(7,916,000)

Net loss	$(11,880,000)	$(16,811,000)

Loss attributable to noncontrolling interests	(501,000)	(460,000)
Net loss attributable to common stockholders	$(11,379,000)	$(16,351,000)

ThermoGenesis Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net cash used in operating activities	$(6,620,000)	$(14,393,000)

Cash flows from investing activities:
Capital expenditures	(93,000)	(23,000)
Net cash used in investing activities	(93,000)	(23,000)
Cash flows from financing activities:
Proceeds from long-term debt	--	4,287,000
Payments on finance lease obligations	--	(33,000)
Proceeds from sale of common stock, net of expenses	6,832,000	10,839,000
Proceeds from exercise of warrants and pre-funded warrants	--	1,683,000
Proceeds from note payable	--	646,000
Net cash provided by financing activities	6,832,000	17,422,000

Effects of foreign currency rate changes on cash and cash equivalents	--	(2,000)
Net increase in cash, cash equivalents and restricted cash	119,000	3,004,000

Cash, cash equivalents and restricted cash at beginning of period	7,161,000	4,157,000
Cash, cash equivalents and restricted cash at end of period	$7,280,000	$7,161,000